SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 21, 2006

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

0-19292	03-0300793
(Commission File Number)	(IRS Employer Identification No,)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

We have formed a statutory business trust, Bluegreen Statutory Trust V ("BST V"), for the purpose of issuing trust preferred securities. On July 21, 2006 BST V issued $15.0 million of trust preferred securities. BST V used the proceeds from issuing the trust preferred securities to purchase an identical amount of junior subordinated debentures from us. Interest on the junior subordinated debentures and distributions on the Trust Preferred Securities will be payable quarterly in arrears at a fixed rate of 10.28% through September 2011, and thereafter at a floating rate of 4.85% over the 3-month LIBOR until the scheduled maturity date of September 30, 2036. Distributions on the trust preferred securities will be cumulative and based upon the liquidation value of the trust preferred security. The trust preferred securities will be subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable at any time after five years from the issue date or sooner following certain specified events.

In addition, we contributed $464,000 to BST V in exchange for its common securities, all of which are owned by us, and those proceeds were also used to purchase an identical amount of junior subordinated debentures from us. The terms of BST V's common securities are nearly identical to the trust preferred securities.

The issuance of trust preferred securities was part of a larger pooled trust securities offering which was not registered under the Securities Act of 1933. Proceeds of the offering will be used for general corporate purposes and debt repayment.

In an unrelated transaction, on July 26, 2006, we executed an agreement for a $15.0 million unsecured line of credit with Wachovia Bank, N.A. Amounts borrowed under the line bear interest at the 30-day LIBOR plus 2%. Interest is due monthly and all outstanding amounts are due on June 30, 2007. We are only allowed to borrow under the line of credit in amounts less than the remaining availability under our current, active vacation ownership receivables purchase facilities plus availability under certain receivables warehouse facilities, less any outstanding letters of credit. As of July 28, 2006 the company had approximately $523,000 of outstanding letters of credit. The line of credit agreement contains certain covenants and conditions typical of arrangements of this type.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2006 By: /S/ ANTHONY M. PULEO

Anthony M. Puleo

Senior Vice President

and Chief Financial Officer